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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 12 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): February 7, 2001

                            WOODS EQUIPMENT COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                     333-88759                36-3868249
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)


                               6944 Newburg Road
                              Rockford, IL 61108
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code: (815) 732-2141

                                      N/A
         (Former name or former address, if changed since last report.)
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ITEM 5. Other events.

     On February 7, 2001, WEC Company (the "Company"), the sole operating subsidiary of Woods Equipment Company (the "Registrant"), entered into a new senior secured credit facility with Fleet Capital Corporation, which provides for aggregate borrowings of up to $50.0 million for general corporate purposes, including working capital. This facility has a term of three years and replaces the Company's $40.0 million senior secured credit facility.

     On February 12, 2001, the Company made the interest payment that was due on January 16, 2001 under its 12.0% senior notes due 2009. The Company currently does not anticipate any note repurchases due to the ongoing working capital needs of its operations. However, in the future, the Company or its affiliates may, if opportunities arise, repurchase notes through open market transactions, or otherwise.

     The Company's working capital requirements are the greatest during the first quarter of each year as dealers purchase inventory on extended terms for sale during the spring and summer months. Based upon increased demand for the Company's grounds maintenance products, the Company believes that it will need to obtain an additional $10 million in financing to meet its peak working capital needs during the first quarter. The Company is currently exploring various financing alternatives to meet its short-term working capital needs and has executed a term sheet from a third-party financial services company relating to a receivables sales program. The wholesale and retail financing agreement entered into with Equipment Dealer Credit Company ("EDCO") on November 2, 2000, has not provided the Company with sufficient short-term liquidity.

     The Company believes that cash generated by operations along with available borrowings under the new credit facility and proceeds under the proposed receivables sales program will be sufficient to meet its working capital needs, debt service and capital expenditure requirements for the balance of the year following the first quarter. However, there can be no assurance that the Company will be successful in implementing the proposed receivables sales program, or that such program, even if implemented, will be on satisfactory terms or will be available on a timely basis to meet the Company's peak working capital needs.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2001             WOODS EQUIPMENT COMPANY
                                        /s/ Randall S. Rapp
                                    By: _____________________________________
                                    Name: Randall S. Rapp
                                    Title: Vice President and General Counsel